Exhibit 99.1
PVH Corp. Declares Quarterly Cash Dividend

NEW YORK--(BUSINESS WIRE) - April 29, 2026 - PVH Corp. [NYSE:PVH], announced the Executive Committee of the Board of Directors of PVH Corp. declared a quarterly cash dividend of $0.0375 per share payable on June 24, 2026 to stockholders of record on June 3, 2026.

About PVH Corp.

PVH is one of the world's largest fashion companies, driven by its two iconic brands, Calvin Klein and TOMMY HILFIGER. For more than 140 years, PVH has connected with and inspired consumers globally and now operates in more than 40 countries worldwide.
For more information, visit https://www.pvh.com.

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Contact:
Mark D. Fischer
Executive Vice President, General Counsel and Secretary
(212) 381-3509